Exhibit 99.2

Advantage Solutions – Advantage Solutions and Conyers Park II Update Call, October 19, 2020

C O R P O R A T E    P A R T I C I P A N T S

Solebury Trout, Investor Relations

Dave West, Chief Executive Officer, Conyers Park II

Tanya Domier, Chief Executive Officer, Advantage Solutions

P R E S E N T A T I O N

Solebury Trout

Thank you, Operator. Our remarks today will include forward-looking statements under Federal Securities laws. Such forward-looking statements include statements with respect to the estimated timing of the proposed transaction between Conyers Park II and Advantage Solutions, preliminary results of Advantage Solutions for the quarter ended September 30, 2020, and anticipated future operating performance of Advantage Solutions and other remarks regarding Advantage Solutions growth strategy and opportunities such as those in connection with the COVID-19 pandemic. Words such as “may”, “should”, “expect”, “estimate”, “anticipate” and “potential” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on current expectations that are subject to known and unknown risks and uncertainties that could cause actual results or outcomes to differ materially from expectations, and include those risks and uncertainties discussed in the definitive proxy statement filed by Conyers Park II with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date made and, except as required by law, Conyers Park II and Advantage Solutions undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

I’ll now turn the call over to Dave West, CEO of Conyers Park II.

Dave West

Thanks. My name is Dave West, CEO of Conyers Park II, and I’m joined today by Tanya Domier, the CEO of Advantage. We will provide a brief update with respect to the business combination between our two companies.

I’ll start with a brief transaction update, highlighting our progress to closing. Tanya will highlight preliminary Q3 results, which will be used in conjunction with the company’s debt offering, and finally, I’ll close our comments with a review of our continuing investment thesis.

We are progressing to close the transaction by the end of October. Our proxy is filed, regulatory approvals have been received, and our shareholder vote is scheduled for October 27. We have commenced a refinancing process to replace Advantage’s existing senior secured credit facilities, consistent with the $2.5 billion of committed debt financing disclosed in connection with the business combination.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Advantage Solutions – Advantage Solutions and Conyers Park II Update Call, October 19, 2020

We have conducted initial meetings with sell side analysts, expecting coverage initiation post closing.

Finally, we expect to close by the end of October and release final Q3 earnings in mid-November.

With that, I’ll turn it over to Tanya for some color on Q3.

Tanya Domier

Thank you, Dave. I’m Tanya Domier, CEO of Advantage. We put out a press release and posted a slide presentation on the Advantage website that will be filed as an 8-K by Conyers Park. These materials include our preliminary third quarter results, which you’ll find on Page 5 of the presentation materials. I’ll pick up there for those of you that would like to follow along.

Third quarter 2020 revenue is expected to be in the range of $779 million to $789 million. We are pleased to note that this represents sequential growth of about 22% compared to the second quarter of 2020 at the midpoint of the range. On a year-over-year basis, this would be a decline of approximately 20% compared to the third quarter of 2019 using the midpoint of the range, and represents improvement over the 30% decline in revenues for the second quarter of 2020 compared to the second quarter of 2019.

We were especially encouraged that the sequential revenue improvement that we saw in the third quarter was in both the Sales and Marketing segments. And importantly, we saw the parts of our business most negatively impacted by COVID-19 beginning their return to normal operations.

Third quarter 2020 Adjusted EBITDA is expected to be in the range of $134 million to $138 million. This represents sequential growth of approximately 22% compared to the second quarter of 2020, and a decline of approximately 6% compared to the third quarter of 2019, in each case using the midpoint of this range.

We are pleased with the improvement in trends that we saw in the business in the third quarter and it was important to see the beginning of a sequential recovery from the second quarter COVID-driven low.

In our Sales segment, we continue to see strength in our core headquarter sales and merchandising services in traditional channels resulting from increased revenue in both the in-store and e-commerce portions of this business from incremental at-home consumption. This business continues to trend favorably versus both prior year and prior quarter.

We also began to see recovery in the foodservice and international businesses, both improving versus second quarter lows. The improvement in foodservice was driven by increased sales volume as restaurants and education channels slowly began to reopen in the quarter. The improvement in our international business was driven by the easing of COVID-related policy restrictions in Europe that allowed our in-store activities to begin to return to operation.

Momentum in the Marketing segment was driven by the beginning of the relaunch of in-store sampling activity with some of our retail accounts, as well as growth in our digital business.

We temporarily suspended in-store sampling operations in partnership with our retail clients in March. Over the last few months we have seen major accounts eager to bring back sampling, of course, in a measured way that protects health and safety. Several retailers began to bring in-store sampling back to stores in June and we are pleased with the progress we’re making.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Advantage Solutions – Advantage Solutions and Conyers Park II Update Call, October 19, 2020

Safety protocols are critical and we have spent considerable time and effort against safety measures to protect our associates and those shopping in-store. Where we have resumed in-store sampling, we have received positive feedback from our retail partners, from shoppers and from the brands that participate in these programs.

Sampling event volume has increased from approximately 20,000 events in April to approximately 120,000 in September. This is still below the nearly 400,000 events of September last year; but this represents a significant rebound and we expect this trend to continue to improve.

In summary, we are pleased that we saw momentum in the Sales and Marketing segments in both the in-store and online components of the business.

While our results are still preliminary, we’re also happy that we continue to be able to manage costs with discipline during this difficult operating environment as the business recovers nicely from the Q2 COVID lows. We expect that this momentum will continue.

Dave?

Dave West

Thanks Tanya.

The company’s preliminary third quarter results are consistent with the financial expectations we had for the business and continue to reinforce our investment thesis. Our modeling of the business reflected the assumption that COVID-related restrictions would remain in place during the summer and would likely not abate in the near term. We assumed some moderate return to sampling, which we saw resume in the third quarter and expect will continue to return into 2021.

As COVID-related restrictions ease and/or a vaccine becomes available, we expect to see shifts back to more normalized patterns of consumer behavior. In this scenario, we would expect the U.S. Sampling, U.S. Foodservice, and European joint venture businesses to accelerate. The U.S. center-store business would likely moderate.

Finally, we believe the management team will capture learnings and ultimately see upside from COVID, benefiting the business in the future. For example, the team has used COVID as a catalyst to rationalize the cost structure, implementing a plan to realize meaningful real estate savings. They’ve also done a good job of serving clients during this difficult operating environment and, as a result, have seen adoption and traction in the online grocery pick-up and e-commerce businesses.

We at Conyers Park remain excited about our potential investment and the value creation opportunities at hand. We believe this is a unique and compelling situation where there are multiple vectors available to us for shareholder value creation.

First is a highly visible path to organic growth. There’s a significant whitespace opportunity to sell new services to existing clients who often enter the business looking for sales services but then add marketing services over time. There’s an opportunity for incremental growth via share gains as well.

The second vector is an attractive reinvestment opportunities in M&A. The team has completed over 60 acquisitions since 2014 at attractive prices and believes there are additional opportunities to grow through M&A, either in new market areas in sales or via additional capabilities in technology.

Third, we believe that we are entering at an opportunistic time with an attractive valuation. We are paying 10x Adjusted EBITDA for Advantage, a meaningful discount to U.S. CPG companies at over 16x, and the 12x to 20x multiples for business services companies.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262     1-604-929-1352     www.viavid.com

Advantage Solutions – Advantage Solutions and Conyers Park II Update Call, October 19, 2020

The temporary COVID impact to earnings sets us up with an artificially low earnings base and with full confidence in outsized growth for the next several years. Oftentimes to get this type of event-driven dip, you need to buy a business which has been mismanaged or has poorly executed its strategy; here, the team and strategy are sound. In fact, in other CPG assets where we’ve done due diligence, we were asked to pay a premium for COVID-related loading that may or may not actually be sustainable.

And finally, we think there is a compelling value realization opportunity from multiple expansion as the business performs and the market learns to better understand the Advantage model. We have a history of underpromising and overdelivering. Rest assured we will apply that approach here as well.

Normally, you may have one or two of these paths to value, but it is very rare to have all four working in an investment as we see here with Advantage.

With that, we will reiterate that we are excited about this combination and look forward to closing at the end of the month. Thank you very much for joining us today.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262     1-604-929-1352     www.viavid.com